                                                                    Exhibit 10.9

October 16, 2006

Joseph S. Tibbetts, Jr.
116 Farm Street
Dover, MA 02030

Dear Joe,

This letter confirms our offer of employment to you as Senior Vice President and Chief Financial Officer with Sapient Corporation ("Sapient" or the "Company") in our offices located in Cambridge, Massachusetts. Your anticipated start date is October 30, 2006. If you accept the offer of employment, your base compensation will consist of an annualized base salary of $350,000 ($29,166 per month), paid in accordance with Sapient's regular payroll practices. This offer is contingent upon satisfactory results of a background check, which will include (but not necessarily be limited to) a check on your educational and criminal history, as well as your execution of the Sapient Confidentiality Agreement and the Sapient Fair Competition Agreement, as described below.

In addition to your base salary, you will be granted 400,000 restricted stock units (the "Performance RSUs") of Sapient Corporation common stock. The grant date will be the first NASDAQ trading day in the month immediately following your start date. Your Performance RSUs will vest in the following amounts if and when the average 30-day closing price of the Company common stock on the Nasdaq Stock Market (or principal market upon which the common stock trades) equals or exceeds the following per share prices, provided you are still employed by the Company on each such vesting date:

PERFORMANCE RSUS VESTED                    SHARE PRICE
-----------------------                    -----------
        100,000                               $5.00
        100,000                               10.00
        100,000                               15.00
        100,000                               20.00

Any Performance RSUs that have not vested on the fourth anniversary of the date of grant shall be forfeited.

In addition to the Performance RSUs, you will be granted 75,000 restricted stock units (the "Time-Based RSUs") of common stock (the "Initial Grant"). The grant date for the Initial Grant will be the first NASDAQ trading day in the month immediately following your start date. Your Initial Grant of Time-Based RSUs will vest in two tranches: 25,000 shares will vest on the last day of the 18th month following the grant date and 50,000 shares will vest on the day before the 3d anniversary of the grant date, provided you are still employed by the Company on each such vesting date. You will receive an additional RSU Award of 75,000 Time-Based RSUs on each of the first and second anniversaries of the grant date of the Initial Grant, on terms identical to those of the Initial Grant. You must sign the Sapient standard form of RSU agreement in order for all grants of Performance RSUs and Time-Based RSUs to become effective. This standard form will be sent electronically by Sapient's 3rd party equity administrator within sixty days of the Grant Date. The RSUs are subject to the terms and conditions in such RSU agreement and any other restrictions or limitations generally applicable to equity held by Company executives or otherwise required by law.

You will also be eligible to earn up to four weeks paid vacation per calendar year on a pro rata basis, in accordance with Sapient's current vacation policy.

You will be eligible to participate in Sapient's medical, dental, disability and life insurance plans during your employment, subject to the terms of the applicable plan documents and generally applicable Company policies. The effective date of your participation in Sapient's medical, dental, disability and life insurance plans will be the first day of the month following your start date. The eligibility requirements and terms and conditions of the medical, dental, disability and life insurance plans are set forth in their respective summary plan descriptions, which are available from the Benefits Team.

In addition to your base compensation, you will be eligible to begin participation in Sapient's 2006 bonus program. Specifically, you will be eligible to participate in the 2006 Performance Bonus Plan (the "Bonus Plan"), subject to the specific terms of the Bonus Plan, as well as in any future incentive programs that may be made available to you in the Company's discretion and for which you are eligible. You will be on the Director/VP Track, as described in the Bonus Plan. As a participant on the Director/VP Track under the current Bonus Plan, you will have a target bonus opportunity for 2006 of $175,000 (guaranteed pro rated for the partial year of service), subject to the specific terms and conditions of the Bonus Plan. Your target bonus for 2007 will be no less than $175,000. Any amounts payable under the Bonus Plan shall be payable not later than two and one-half months following the end of the fiscal year for which the bonus was earned.

During your employment, you will also be eligible to participate in Sapient's Employee Stock Purchase Plan ("ESPP") and 401(k) Savings Plan pursuant to the terms of those plans. At this time, the ESPP permits a qualified participant to purchase Sapient stock from the company at a 15% discount through payroll deductions of up to 10% of a participant's cash compensation. At this time, under the 401(k) Plan, Sapient may contribute $0.25 for every $1.00 you contribute to your Sapient 401(k) account, up to a maximum Sapient contribution of $1,250 per year. You will receive more detailed information about these and other Sapient benefit programs at the beginning of your employment. Any additional questions about our benefits can be directed to the Benefits Team.

Should a Change in Control, as defined below, occur and/or your employment with Sapient end for one of the reasons specified below, Sapient agrees to provide you with severance/Change in Control payments and benefits as detailed below; provided, however, that any obligation of the Company to provide you with any such pay and benefits is expressly conditioned upon your signing and returning to the Company a timely and effective release of claims in the form provided by the Company, and upon your continued compliance with your obligations to the Company, including but not limited to your obligations pursuant to the Sapient Confidentiality Agreement and the Sapient Fair Competition Agreement. For purposes of this letter, the general terms of such payments and benefits are set forth below, although it is contemplated that these terms will be memorialized in a separate agreement to be signed as soon as practicable after you commence employment. The triggers for your entitlement to Change in Control and post-termination payments and benefits are as follows. It is understood and agreed that if your employment terminates for any reason other than those set forth specifically below, you will not be eligible for any severance or Change in Control payments or benefits, and your participation in all of the Company's benefit plans shall terminate pursuant to the terms of the applicable plans, except for any right you may have to continue medical or dental plan participation pursuant to applicable law:

TERMINATION BY THE COMPANY FOR CAUSE OR BY YOU FOR GOOD REASON OTHER THAN UPON A CHANGE IN CONTROL

      - Termination by the Company other than for "Cause," where "Cause" is defined as:

            (a) Your malfeasance or negligence in the performance of your duties;

            (b)   Fraud or dishonesty by you with respect to the Company;

            (c) Your conviction of or plea of nolo contendre to any felony or other crime involving moral turpitude;

            (d) Your material breach of any provision of this Agreement, the Sapient Confidentiality Agreement or the Sapient Fair Competition Agreement.

      - Termination by you for "Good Reason," where "Good Reason" is defined as any of the following, without your consent:

            (a) Material diminution in the nature or scope of your responsibilities, a change in your title or reporting requirements from those in effect on your start date (excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice by you thereof);

            (b)   Reducing your base salary;

            (c) Failing to maintain your participation in the Company's long-term incentive plan, as amended from time to time in the Company's sole discretion, in a manner that is consistent with the participation of other senior executives at the Company;

            (d) Failing to maintain the aggregate amount of your benefits under or relative level of participation in the Company's employee benefit or retirement plans, policies, practices, or arrangements in which you participate as of your start date;

            (e) Relocation of your principal place of business to a distance greater than 50 miles from the location in effect on your start date.

Within fifteen (15) days after one of the termination events above, provided no benefits are payable to you under a separate severance plan or agreement as a result of such termination:

      (1) you will be entitled to receive a lump-sum payment in cash equal to 150% of your then current base salary and target bonus, subject to applicable withholding and other customary deductions;

      (2) you will receive a lump-sum payment equivalent to the pro-rata portion of your target bonus for the year in which termination occurs, subject to applicable withholding and other customary deductions;

      (3) if there are any Time-Based RSUs outstanding on the date of termination, vesting will accelerate such that the next vesting date will be deemed to have occurred on the date of termination, and any Time-Based RSUs that do not vest on such date will be forfeited (e.g., if termination occurs within the first 18 months following the grant date, 25,000 shares will vest and 50,000 will be forfeited; if after the first 18 months but before the third anniversary of the grant date, the next 50,000 will vest);

      (4) if, during the 90 trading days following your termination by the Company without Cause or by you for Good Reason, the 30-day average closing price of the common stock reaches a threshold that had not been reached upon the termination date, 100,000 shares (or the applicable multiple of 100,000 shares, depending on the threshold that is achieved) of Performance RSUs will vest and be payable to you. All other Performance RSUs will be forfeited;

      (5) for a period of eighteen months following the date of termination, you will be entitled to participate in Sapient's medical, dental, disability and life insurance plans, subject to any employee contribution applicable to you on the date of termination; and your 401(k) plan will continue to vest, provided you are eligible to continue such participation and vesting under applicable law and plan terms.

DEFINITION OF "CHANGE IN CONTROL"

A "Change in Control" shall be deemed to have occurred if any two or more of the following events occur:

      - Acquisition by a person or group (other than the two current largest stockholders and their affiliates) of more than 50% of the outstanding shares of common stock,

      - A change in a majority of the non-employee directors over a one-year period (other than by reason of election or nomination by directors constituting a majority of the directors on your start date or directors who were chosen by those directors),

      - A merger, consolidation or other corporate transaction that results in shareholders before the transaction constituting less than 65% of the shareholders following the transaction,

      - A liquidation or a sale of all or substantially all of Sapient's assets, or

      - A determination by the Board of Directors that a change in control has occurred.

In the event of a Change in Control while you are employed hereunder, all of your outstanding Performance RSUs and Time-Based RSUs shall become vested effective as of the date of such Change in Control, provided, however, that no benefits are payable to you under a separate plan or agreement as a result of such Change in Control.

In addition, if a Change in Control occurs during your employment hereunder and within two (2) years following such Change in Control your employment is terminated by the Company without Cause (as defined above) or by you for Good Reason (as defined below), then in lieu of any other severance payments or benefits, pursuant to this agreement or otherwise, the Company will pay you a lump-sum payment in cash equal to two hundred percent (200%) of your then-current base salary and target bonus, subject to applicable withholding and other customary deductions, within fifteen (15) days after such termination.

For purposes of termination by you for Good Reason following a Change in Control, Good Reason is defined as any of the following, without your consent:

      (a) Material diminution in the nature or scope of your responsibilities, duties or authority from those in effect on your start date, excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice by yout thereof;

      (b)   Reducing your base salary;

      (c)   Reducing your targeted annual bonus opportunity;

      (d) Failing to maintain your participation in the Company's long-term incentive plan, as amended from time to time in the Company's sole discretion, in a manner that is consistent with the participation of other senior executives at the Company;

      (e) Failing to maintain the aggregate amount of your benefits under or relative level of participation in the Company's employee benefit or retirement plans, policies, practices, or arrangements in which you participate as of your start date;

      (f) Relocation of the your principal place of business to a distance greater than 50 miles from the location in effect on your start date.

The severance and Change in Control payments and benefits described above are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), pursuant to the short-term deferral provisions thereof, and shall be construed accordingly. In the event that the Company reasonably determines that such payments are subject to Section 409A, any and all such amounts that constitute deferred compensation subject to Section 409A and that would (but for this sentence) be payable within six months following separation from service (as defined in Section 409A), shall instead be paid on the date that follows the date of such separation from service by six (6) months.

During your hiring process, we may disclose to you certain of our trade secrets or confidential or proprietary information. In order to assure the confidentiality of such trade secrets and confidential or proprietary information, you agree that you will hold in confidence, and not disclose to anyone outside of Sapient, any of our trade secrets, confidential or proprietary information, or similar information that you may receive from us with respect to Sapient or any of our clients or prospective clients.

Please note that the conditions of this offer letter are specific to you and, therefore, Sapient requests that the terms be held in confidence.

On or before your first day of work, we will expect you to sign the enclosed standard agreements: the Sapient Confidentiality Agreement and the Sapient Fair Competition Agreement. Your offer of employment with Sapient is contingent upon your signing and returning these two agreements to us before your first day of work.

Please note that all references in this letter agreement to Sapient's option plans, vacation policy, other policies and procedures, medical, dental, disability and life insurance plans, bonus plans, commission plans, compensation plans, ESPP, 401(k) plan and other benefit programs are to those plans, policies, procedures and programs as they are currently in effect and/or as any of them may be modified at any time in Sapient's sole discretion. Sapient may alter, add to, modify or delete any of these plans, policies or programs at any time as it, in its sole judgment, determines to be appropriate, without resourse by you. In the event of any conflict between information contained in this letter and in any of the plan, policy or program documents, the plan, policy or program documents will control.

This letter and your response are not meant to constitute a contract of employment for a specific term. If you accept Sapient's offer of employment, you will be employed on an "at-will" basis. That means you are free, at any time, for any reason, to end your employment with Sapient and that Sapient may do the same.

This offer constitutes the entire agreement between you and the Company and supersedes all prior understandings, negotiations and agreements, whether written or oral, between you and Sapient as to the subject matter covered by this offer letter, excluding only the Sapient

Confidentiality Agreement and the Sapient Fair Competition Agreement. It may be amended or modified only by a writing signed by you and an expressly authorized representative of the Company.

On your first day of employment or shortly after your first week, you will need to attend SapientStart training for people new to Sapient. One of our SapientStart associates will contact you at least 2 weeks prior to your start date to get you prepared for your SapientStart training logistics, travel, accommodations etc.

We look forward to welcoming you and having you as a member of the Sapient team. If you agree with these terms, please sign below and return a signed copy of this letter to ____________________ by ______.

Congratulations and welcome aboard!

Best regards,

/s/ Michael White
-----------------
    Hiring

Accepted:

/s/ Joseph S. Tibbetts, Jr.
---------------------------
Signature

Print Name: Joseph S. Tibbetts, Jr.
Date: 10/16/06